Exhibit 99.2

I am pleased to announce the following organizational changes, effective immediately following the close of the merger. The following officers will report directly to me.

Dave Cappellucci, CEO of Cambium Learning, will become President of the company and will oversee our Comprehensive Intervention Solutions under the Voyager business unit. Dave will lead our largest profit center, which includes our literacy and math intervention products: Language!, Voyager Passport, Read Well, Passport Reading Journeys, TransMath and Vmath. Prior to co-founding Cambium, Dave held a variety of senior management positions at Houghton Mifflin Company and served as Senior Vice President, Elementary Education at Simon and Schuster.

While at Houghton Mifflin, he also co-founded and was CEO of Classwell Learning Group, a new education company. Before heading Classwell Learning, Dave was Vice President, New Business Development for Houghton Mifflin, where he formulated and executed the company’s acquisition strategy.

Dave has more than 30 years of experience in the education industry.

John Campbell, COO of Voyager Expanded Learning, will become President of the Cambium Learning Technologies business unit. In his new role, John will lead the company’s technology businesses, including Learning A-Z, ExploreLearning, Kurzweil and IntelliTools. John played a lead role in acquiring Learning A-Z, and ExploreLearning. Prior to Voyager, John served as Chief Operating Officer of Breakthrough to Literacy.

George Logue, Executive Vice President of Cambium Learning, will become President of Supplemental Solutions under the Sopris business unit. George will oversee our supplemental solutions, which consist of a number of products authored by experts such as Dr. Louisa Moats and include LETRS, REWARDS, DIBELS and The Herman Method. A co-founder of Cambium, George has served as Executive Vice President since June 2003, and has 34 years of education industry experience. Before joining Cambium, George spent 18 years in various leadership roles with Houghton Mifflin Company, the last six as President of the School Division.

As we announce these organizational changes, I would also like take this opportunity to share with you the new business unit model for the combined company. This new model will become effective immediately following the close of the transaction.

Please let me know if you have any questions.